Exhibit 10.1

Confidential Treatment Requested Under 17 C.F.R. §§ 200.80(b)(4) and 240-24b-2

SUPPLY AGREEMENT

effective as of September 30, 2015 ("Effective Date")
between
Radius Health, Inc., a Delaware corporation having an address of 950 Winter Street, Waltham, MA 02451 USA

- "Radius" -
and
Ypsomed AG, Brunnmattstrasse 6, CH-3401 Burgdorf, Switzerland
- "Ypsomed" –

For Disposable Injection Pens for the Administration of Radius’s Abaloparatide
Preamble

a)
Radius and Ypsomed have entered into a Mutual Confidentiality Agreement effective date as of January 18, 2013 (hereinafter “Confidentiality Agreement”) and, under such Confidentiality Agreement, have discussed the potential use of Ypsomed's injection systems for use with Radius’ drugs; and

b)
Radius develops and manufactures a novel synthetic peptide analog of human parathyroid hormone-related protein, a naturally-occurring bone building hormone known as abaloparatide or BA058 for its drug development programmes as well as for commercial supply;

c)
Radius and Ypsomed have entered into a Development & Clinical Supply Agreement effective as of July 1, 2014, under which Ypsomed has customized a specific version of Ypsomed’s UnoPenTM injection device for Radius’ abaloparatide cartridges (“Development & Clinical Supply Agreement”), and

d)	The Parties now wish to agree on the terms and conditions of the industrialization and the commercial supply of the customized UnoPenTM injection device.
Now, therefore, in consideration of the above, the Parties agree as follows:

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested Under 17 C.F.R. §§ 200.80(b)(4) and 240-24b-2

Supply Agreement between Radius Health, Inc. and Ypsomed AG

1.    Definitions

"Affiliate"
shall mean any corporation or other entity that directly or indirectly controls, is controlled by, or is under common control of Radius or Ypsomed. For the purpose of this Agreement, "control" shall mean the direct or indirect ownership of fifty percent (50%) or more of the outstanding shares or other voting rights of the subject entity for the election of directors (or such lesser percentage that is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction), and (b) in the case of non-corporate entities, the direct or indirect power to manage, direct or cause the direction of the management and policies of the non-corporate entity or the power to elect more than fifty percent (50%) of the members of the governing body of such non-corporate entity.

"Agreement"	shall mean this Supply Agreement, together with all Appendices, as amended or modified from time to time in accordance with the terms hereof.
"Appendix", "Appendices"	shall mean the addenda, exhibits, schedules and/or supplements to this Agreement, as amended or modified from time to time in accordance with the terms hereof.
"Applicable Laws"
shall mean applicable statutes, laws and regulations relevant to the Parties’ business or to the development services and the manufacture of the Component Sets for use within the Territory, including without limitation cGMP; FDA 21 CFR Part 820; European Council Directive 93/42/EEC; ISO 13485:2003; ISO 14971:2007, those relating to anti-corruption and anti-bribery, and any additional, successor or replacement statutes, laws and regulations thereto, which come into effect during the term of this Agreement.

"Authority"
shall mean the Food and Drug Administration (“FDA”) in the United States, the European Medicines Agency EMEA in Europe, and/or the applicable equivalent regulatory agency or entity, governmental or non-governmental, having the responsibility, jurisdiction and authority for the grant of Authorizations in any jurisdiction in the Territory.

"Authorizations"
shall mean the authorizations for the manufacture, labeling, packaging, importation, promotion, marketing, offer to sell, sale, distribution and use of the Pens or the BA058 Devices respectively in the Territory, and any amendments or modifications thereto.

"BA058"
shall mean the active pharmaceutical ingredient known as abaloparatide or BA058, a novel synthetic peptide analog of human parathyroid hormone-related protein, a naturally-occurring bone building hormone intended to treat osteoporosis.

"BA058 Device"
shall mean the customized UnoPenTM for the injection of a drug product solution containing BA058 consisting of the Components, a cartridge of BA058 and accessories, if any, as such BA058 Device is further defined in the Specifications.

"Business Year"	shall mean the 12-month period starting with Delivery Start Date (as defined hereunder) and each successive 12-month period.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested Under 17 C.F.R. §§ 200.80(b)(4) and 240-24b-2

Supply Agreement between Radius Health, Inc. and Ypsomed AG

"cGMP"
shall mean current good manufacturing practices and regulations applicable to the services provided by Ypsomed, including those methods to be used in and the facilities or controls to be used for the development, customization, manufacture, testing, processing, packaging, labeling and storage of Components as specified in the Medical Device Directive 93/42/EEC, ISO 13485, as amended or modified from time to time.

"Components"	shall mean the individual parts and subassemblies of Ypsomed’s customized UnoPenTM, as they are described in the Specifications and manufactured and supplied by Ypsomed hereunder.
"Component Set"	shall mean a complete package of all Components for use by Radius or its designee to assemble the BA058 Device.
"Confidentiality Agreement"	shall mean the Confidentiality and Non-Use Agreement between Radius and Ypsomed with an effective date of 18 January 2013.
Defect
shall mean any Component’s or Component Set's failure (i) to have been manufactured in accordance with this Agreement, including, without limitation, cGMP in effect at the time of manufacture, or (ii) to conform to the Specifications in effect at the time of manufacture.

"Delivery"	shall mean the delivery of Component Sets to Radius’ designated carrier, according to the terms of this Agreement FCA Ypsomed’s manufacturing site in Switzerland (Incoterms 2010).
"Delivery Start Date"
shall mean the date of Delivery of the first commercial batch of Component Sets after obtainment of Radius’ first Authorization for the Pen or the BA058 Device respectively in one country belonging to the Territory. However, regardless of the first sentence of this paragraph, the Delivery Start Date shall be deemed to be set at latest on [*].

"Effective Date"	shall mean the date first above written.
"Hidden Defect"	shall mean any Defect which has not been or could not have been identified through reasonably diligent and adequate inspection and testing according to Section 10.1.
"Industrialization Project"
shall mean the project work to be carried out by Ypsomed with the support of Radius for the industrialization in order to initialize the commercial supply of the Component Sets as set forth in this Agreement, including Appendix 1, up to and including the Delivery of the first commercial batch of Component Sets to Radius.

"Initial Term"	shall have the meaning set out in Section 23.1.
"Intellectual Property Rights "
shall mean any and all rights in intellectual property, including, without limitation, any inventions, discoveries, know-how, trade secrets, trade names (registered or not) and works of authorship reduced to a tangible medium of expression, including, without limitation, technical data and software, industrial and other design rights, patents, trademarks, copyrights, database rights, and/or any other intangible value protectable pursuant to any jurisdiction and/or applicable laws whatsoever in all territories of the world, including any and all applications or registrations for any of the foregoing.

"Party", "Parties"	shall mean Radius and/or Ypsomed.
"Pen", "Pens"
shall mean a customized version of the UnoPenTM, as described in the Specifications and manufactured and supplied by Ypsomed hereunder, to be final assembled and marketed by Radius, including pre-commercial models thereof.

"Purchase Price"	shall mean the prices for Component Sets set out in Appendix 3.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested Under 17 C.F.R. §§ 200.80(b)(4) and 240-24b-2

Supply Agreement between Radius Health, Inc. and Ypsomed AG

"Quality Agreement"	shall mean the separate quality agreement established between the Parties as amended or modified from time to time in accordance with the terms hereof.
"UnoPenTM"	shall mean the technical platform of a disposable pen injection system developed by Ypsomed for the injection of the content of a prefilled cartridge.
"Subsequent Term"	shall have the meaning set out in Section 23.1.
"Specifications"	shall mean the requirements with which the Components and Component Sets must conform, as well as relevant requirements regarding the assembled BA058 Device, all as further described in Appendix 2.
"Territory"	shall mean shall mean the USA, the European Union and Switzerland. Further countries may be included upon mutual agreement and in accordance with Section 4.8.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested Under 17 C.F.R. §§ 200.80(b)(4) and 240-24b-2

Supply Agreement between Radius Health, Inc. and Ypsomed AG

2.	Appendices

2.1	The following Appendices are incorporated into this Agreement by this reference:

No.....	Appendix	Subject/Content (inter alia)
1	Industrialization Project	Deliverables, due dates, costs, payment milestones
2	Specifications	Specifications for Components and/or Component Sets
3	Commercial Terms	Capacity reservation, forecast and ordering procedure, Purchase Prices, minimum purchase quantities

2.2
Order of Precedence. In the event of a conflict between this Agreement, the attached Appendices and/or the Quality Agreement, the following interpretation rule shall apply: in matters relating to the business, financial and legal obligations of the Parties the Supply Agreement shall prevail. In matters relating to quality management and reporting obligations, the Quality Agreement shall prevail.

3.    Amendments and/or Modifications

3.1
Either Party may at any time recommend an amendment and/or modification to this Agreement or the Appendices. Amendments and/or modifications to this Agreement or the Appendices shall only be effective upon a signed written agreement between the Parties. The Appendices shall be subject to version control to document any changes to them, but amendments to Appendix 2 and Appendix 3 shall not require an amendment to this Agreement.

3.2
Ypsomed shall not make any changes to the Specifications (Appendix 2) without the prior written consent of Radius, which agreement shall not be unreasonably withheld. It shall not be unreasonable for Radius to withhold consent if such change would significantly impact regulatory approvals for the BA058 Device in the Territory. Radius shall not reject changes to the Specifications proposed in order to comply with this Agreement, with Applicable Laws or with any other documented requirement of an Authority or which are due to a modification of the UnoPenTM demonstrated to Radius’ reasonable satisfaction to be necessary. The requirements and the procedure for change control are set out in the Quality Agreement.

3.3
The Specifications are not physically attached to this Agreement, since they are kept in the Design History File (DHF), which is maintained at Ypsomed's premises. Ypsomed shall provide Radius with a copy of current Specifications.

4.    Industrialization Project and Commercial Supply

4.1
The services and deliverables required under the Industrialization Project in order to initialize the Commercial Supply are set out in Appendix 1 together with due dates for their performance or Delivery. The Parties shall perform and deliver according to the terms of this Agreement.

4.2	The costs for the services to be performed and the deliverables to be provided by Ypsomed under the Industrialization Project are set out in Appendix 1.

4.3	Subject to the terms of this Agreement, Radius shall purchase Component Sets from Ypsomed and Ypsomed shall supply Radius with Component Sets. Radius

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested Under 17 C.F.R. §§ 200.80(b)(4) and 240-24b-2

Supply Agreement between Radius Health, Inc. and Ypsomed AG

undertakes to use commercially reasonable efforts to obtain regulatory approval for, promote, import, advertise, distribute, offer for sale and sell the BA058 Device in the Territory.

4.4
Ypsomed retains all rights to promotion, import, advertisement, distribution, offering for sale and sale in the Territory of the UnoPenTM and/or customized variations thereof as well as other disposable injection systems to itself, its customers or distributors; provided, however, that during the Term, Ypsomed shall not promote, import, advertise, distribute, offer for sale and sell in the Territory the Pen to any party other than Radius or, upon Radius’ prior written approval, to Radius’ designees.

4.5	The commercial terms for the supply of Component Sets are set out in Appendix 3.

4.6
During the term of this Agreement, Radius shall purchase the Component Sets [*] at the Purchase Price set out in Appendix 3. Commencing on January 1, 2017and not more frequently than once per year, the Purchase Prices shall be subject to adjustments according to [*], provided however that adjustments (whether an increase or decrease) shall not exceed [*] in any given twelve (12) month periods.

4.7
During the term of this Agreement, other than in the event of a failure to supply imputable to Ypsomed, Radius shall order at least the minimum purchase quantities of Component Sets set out in Appendix 3. If Radius does not order the minimum purchase quantities pursuant to the terms and conditions of this Agreement, Radius shall pay Ypsomed at the end of each Business Year the difference between the amounts that would be due to Ypsomed if the minimum purchase quantities for Component Sets for the relevant Business Year had been ordered and the amounts actually paid for Component Sets ordered in such Business Year.

4.8
The Parties - each for its obligations under this Agreement - shall comply with all Applicable Laws in the Territory. Radius has the right to reasonably request Ypsomed to comply with any applicable laws other than those of the Territory as such laws are identified and deviate from the laws in the Territory and their requirements communicated in writing by Radius to Ypsomed. In the event of any additional, successor or replacement applicable laws affecting Ypsomed's performance under this Agreement (including, without limitation, in respect of costs, timelines, facilities, equipment, processes, materials or systems), Ypsomed shall have the right to request and the Parties shall negotiate an amendment and/or modification pursuant to Section 3.

5.    Engagement of Subcontractors and Designees & Final Assembly Packaging

5.1
Ypsomed shall be entitled to engage subcontractors, provided that Ypsomed shall not be relieved from its obligations hereunder and that it assumes full liability for the performance and all acts and/or omissions of its subcontractors as if they were its own performance and acts and/or omissions. Ypsomed shall ensure that each subcontractor is bound by agreements that are consistent with the applicable provisions of this Agreement.

5.2
Ypsomed shall deliver the Component Sets in bulk packaging as set out in Appendix 2. Radius shall be responsible for the final assembly and packaging of the BA058 Device. Radius shall be entitled to engage designees for final assembly, provided that Radius shall not be relieved from its obligations hereunder and that it assumes full liability for the performance and all acts and/or omissions of its designees as if they

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested Under 17 C.F.R. §§ 200.80(b)(4) and 240-24b-2

Supply Agreement between Radius Health, Inc. and Ypsomed AG

were its own performance and acts and/or omissions. Radius shall ensure that each designee is bound by agreements that are consistent with the applicable provisions of this Agreement.

5.3
The Parties agree that the course of the Industrialization Project may require Ypsomed and its subcontractors, respectively and Radius' designees to discuss aspects of the Industrialization Project with each other, e.g., in respect of designee's final assembly of the Component Set into the BA058 Device. For such purpose, Ypsomed and its subcontractors, respectively and Radius' designee may directly disclose and receive Ypsomed's or Radius' Confidential Information to and from each other pursuant to the terms of this Agreement in each case solely to the extent necessary to meet its obligations under this Agreement. Each Party shall ensure that its designee or its subcontractors respectively are bound by appropriate confidentiality obligations no less stringent than the ones set out in this Agreement. For clarity, no Confidential Information of Vetter Pharma International GmbH (“Vetter”) may be disclosed to any third party except as consistent with the terms of the Confidentiality Agreement between Ypsomed, Vetter and Radius dated 18 June 2014.

6.    Final Assembly & Packaging

6.1
Ypsomed shall deliver the Pens in bulk packaging as set out in Appendix 2. Radius and/or Radius' designees shall be responsible for the final assembly of the Pen with a prefilled cartridge of Radius’ BA058 as well as for the packaging of the BA058 Devices. Ypsomed will provide reasonable technical assistance for the final assembly process to Radius or its designees to the extent mutually agreed. For that purpose, Ypsomed may send specialized technical personnel to Radius or its designee and allow Radius or its designee to visit Ypsomed's facilities. Radius will reimburse Ypsomed for reasonable and actual documented costs and expenses incurred by Ypsomed in providing such technical assistance, as agreed upon in writing beforehand.

7.    Payment

7.1
All costs and prices invoiced under this Agreement are specified in Swiss Francs (CHF). All payments due to Ypsomed by Radius under this Agreement are expressed as net amounts and Radius shall be liable to pay any taxes and duties, if any (other than taxes based upon the income of Ypsomed).

7.2
Unless otherwise indicated in Appendix 1 or Appendix 3, Radius shall make payments to Ypsomed under this Agreement in immediately available funds to the bank account designated by Ypsomed from time to time, within 30 days from date of invoice, provided no invoice may be dated prior to the date on which it is delivered to Radius. In the event the date of invoice is a date prior to the date on which the invoice is delivered to Radius, Radius shall have 30 days from the date of receipt to make payment.

7.3
Any payments due hereunder which are not made within ten (10) working days of the due date that such payments are due shall be subject to default interest of one per cent (1%) per thirty (30) day period on the unpaid amount until paid in full, provided that no interest shall be payable on any amount due which Radius in good faith disputes. Notwithstanding any right to terminate this Agreement for Radius's material breach as set out in Section 22.2, Ypsomed shall be entitled to withhold all further

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested Under 17 C.F.R. §§ 200.80(b)(4) and 240-24b-2

Supply Agreement between Radius Health, Inc. and Ypsomed AG

deliveries of Pens until payment of all outstanding and past due amounts, not disputed by Radius in good faith, is made in full.
8.    Forecasts and Purchase Orders

8.1
It is understood that Radius’s requirements for Component Sets have an influence on the continuity and stability of the production, Ypsomed's manufacturing schedule and resource planning. During the term of this Agreement, Radius shall therefore regularly inform Ypsomed about its estimated requirements for Component Sets and provide Ypsomed with forecasts. Details of such forecasts and the quantities to be manufactured and supplied by Ypsomed based on these forecasts are set out in Appendix 3.

8.2	Radius shall submit its purchase orders to Ypsomed according to the procedure and within the lead times set out in Appendix 3.

8.3	In the event of any conflict between purchase orders submitted by Radius and this Agreement, this Agreement shall prevail, unless Ypsomed expressly approves such conflict in writing.

8.4
Ypsomed shall confirm each purchase order in writing within ten (10) working days of receipt, provided that Radius has submitted the purchase order in accordance with the terms of this Agreement. If Ypsomed is unable to meet the requested date of Delivery Ypsomed shall so notify Radius and provide to Radius an alternative date of Delivery; provided that such alternative date of Delivery shall be timely as close as possible to Radius’ requested date of Delivery.

9.    Delivery

9.1
Ypsomed shall deliver the number of Component Sets set out in Ypsomed’s order confirmation, provided that overdelivery or underdelivery of five percent (5%) shall be allowed. Component Sets shall be delivered to the agreed place of Delivery set out in Appendix 3. Unless otherwise indicated in Appendix 3, Component Sets shall be delivered FCA Ypsomed's manufacturing facility in Switzerland (Incoterms 2010).

9.2
Ypsomed shall notify Radius of any expected delay in Delivery and will use commercially reasonable efforts to effect Delivery as quickly as possible. The Parties shall, if reasonably requested by a Party, renegotiate the date(s) of Delivery of all placed purchase orders following the delayed purchase order. Subject to Radius’ prior written consent in each instance, not to be unreasonably withheld, Ypsomed may send partial deliveries to maintain continuous supply.

9.3
Subject to receipt of payment in accordance with Appendix 3, Ypsomed will deliver and convey good title to such Component Sets to Radius on the date of Delivery, free and clear of any lien or encumbrance. For avoidance of doubt, at no time will Ypsomed allow the Component Sets to be subject to any third party lien or encumbrance.

10.    Inspection, Notification of Defects

10.1
Upon receipt of a lot of Component Sets, Radius shall ensure that prompt inspections are carried out of the lot of Component Sets for conformity to the Specifications, including, without limitation, inspections relating to identity, quantity, transport damage and accompanying Delivery documents. Any Component Sets not rejected within thirty (30) days from their arrival at Radius's designated premises shall be deemed

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested Under 17 C.F.R. §§ 200.80(b)(4) and 240-24b-2

Supply Agreement between Radius Health, Inc. and Ypsomed AG

accepted by Radius. In the event Radius rejects any Component Sets, Radius shall identify such Component Sets thereof and their date of Delivery and provide Ypsomed with a report (including photos) on the nature of the alleged Defect. Radius shall hold any such Component Sets for inspection by Ypsomed or, at Ypsomed’s request, shall return such Component Sets and/or BA058 Device to Ypsomed.

10.2
If at any time within a period of the sooner of twelve (12) months from the date of first use of the BA058 Device by the patient, but in no event later than twenty-four (24) months after Delivery of the Component Set to Radius, an alleged Hidden Defect is discovered, Radius shall promptly, no later than within fifteen (15) days from its discovery, notify Ypsomed of its discovery. Radius shall identify such Component Sets and their date of Delivery and provide Ypsomed with a report (including photos when applicable) on the nature of the alleged Hidden Defect. Radius shall hold any such Component Set or BA058 Device retrieved for inspection by Ypsomed or, at Ypsomed’s request, shall return such Component Set and/or BA058 Device to Ypsomed.

11.    Remedy and Liability for Defects

11.1
In the event of a Defect or Hidden Defect, notified to Ypsomed within the agreed time period under Section 10.1 or Section 10.2 and accepted by Ypsomed or confirmed by an independent laboratory pursuant to Section 11.3, and subject to Section 12.2, at Radius’ election, Ypsomed shall either replace such Component Sets free of charge or, credit or refund to Radius the net amount actually paid for any such Component Sets.

11.2
The product warranty provided in Section 12.1 and the remedy provided in Section 11.1 shall be the sole and exclusive warranty of Ypsomed and remedy of Radius, and, to the extent permitted by law, Ypsomed excludes all other warranties and remedies, express or implied, whether by law, in any communication with Radius, or otherwise, regarding the Component Sets.

11.3
In the event the Parties should not agree as to whether or not a Component Set and/or BA058 Device has a Defect or Hidden Defect respectively, the Parties shall select an independent laboratory which shall test such Component Sets, BA058 Device or Component Set lot. The Party whose position does not prevail upon such laboratory testing shall pay the costs invoiced by such laboratory.

12.    Warranties by Ypsomed

12.1
Product Warranty. Subject to Section 12.2, Ypsomed hereby represents and warrants to Radius that the Component Sets delivered by Ypsomed to Radius hereunder will have been manufactured in accordance with this Agreement, including, without limitation, cGMP in effect at the time of manufacture, and will, as of the date of Delivery, conform to the Specifications in effect at the time of manufacture.

12.2
Warranty Limitation. The warranty under Section 12.1 and Radius's remedy under Section 11.1 shall not apply to, and shall be void in respect of, Component Sets that have been modified or altered in any manner by anyone other than Ypsomed or not authorized by Ypsomed, or to Defects or Hidden Defects caused (i) by the use or operation of the Component Sets in an application or environment other than that intended hereunder or recommended by Ypsomed; (ii) by Radius’ or a third party’s accident, negligence, misuse or other causes other than normal use; or (iii) by final assembly and packaging, transport, warehousing, storage, use or handling of the

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested Under 17 C.F.R. §§ 200.80(b)(4) and 240-24b-2

Supply Agreement between Radius Health, Inc. and Ypsomed AG

Component Sets in any manner inconsistent with this Agreement, including, without limitation, the Specifications.

12.3	[*].
[*]
13.    Warranties by Radius

13.1
Radius warrants that all Component Sets shall be transported, warehoused, stored, processed, handled and marketed by Radius and its distributors in accordance with this Agreement, including, without limitation, the Specifications, and all Applicable Laws. Radius further warrants that it will not put on the market any Component Sets or BA058 Device respectively that , to its knowledge, has known or assumed defects nor shall Radius put on the market any Component Sets or BA058 Device that, to its knowledge, does not conform to the various applicable specifications or Applicable Laws covering the Component Sets.

13.2
Radius warrants that all advertising and promotional materials as well as user manuals and other information, instructions and directions of use provided by Radius and relating to safety and risk issues, use, transport, handling, and storage of the Component Sets shall comply with this Agreement, including, without limitation, the Specifications, and all Applicable Laws.

13.3
Radius warrants that before manufacture, packaging, promotion, labeling, marketing, supply, import, offer to sell, sale, distribution or use of the Component Sets or BA058 Device respectively, Radius will perform any risk analyses required by Applicable Laws related to BA058 and the Component Sets and will continue to perform such analyses as long as required by Applicable Laws. Ypsomed will support Radius as set out in the Quality Agreement.

14.	Mutual Warranties

14.1	Each Party further represents and warrants to the other Party that:
(i) it has the full power and right to enter into this Agreement and that there are no outstanding agreements, assignments, licenses, encumbrances or rights of any kind held by other parties, private or public, that impede each Party to enter into this Agreement,
(ii) the execution and delivery of this Agreement by it has been authorized by all requisite corporate or company action and this Agreement is and will remain a valid and binding obligation of Ypsomed, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors,
(iii) to the best of its knowledge it, its Affiliates, approved subcontractors, and each of their respective officers and directors, as applicable, and any person used by it, its Affiliates or approved subcontractors to perform services under this Agreement have not been debarred and are not subject to a pending debarment pursuant to section 306 of the United States Food, Drug and Cosmetic Act, 21 U.S.C. § 335a. Each Party will notify the other Party immediately if it, its Affiliates, or approved subcontractors, or any person used to perform services under this Agreement, or any of their respective officers or directors, as applicable, is subject to the foregoing;

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested Under 17 C.F.R. §§ 200.80(b)(4) and 240-24b-2

Supply Agreement between Radius Health, Inc. and Ypsomed AG

14.2
Each Party further represents and warrants to the other Party that it will conduct the business contemplated herein in a manner which is consistent with both Applicable Laws and good business ethics and in accordance with its respective Code of Conduct. In performing under this Agreement, each Party and its employees and agents (a) will not offer to make, make, promise, authorize or accept any payment or giving anything of value, including, without limitation, bribes, either directly or indirectly to any public official, regulatory authority or anyone else for the purpose of influencing, inducing or rewarding any act, omission or decision in order to secure an improper advantage, or obtain or retain business and (b) will comply with all anti-corruption and anti-bribery laws and regulations applicable in the countries where the Parties and their Affiliates have their principal places of business. Each Party warrants that none of its or its Affiliates’ officers, directors, partners, owners, principals, employees or agents is an official or employee of a governmental agency or instrumentality or a government owned company in a position to influence action or a decision regarding its activities contemplated in this Agreement.

In the event that Radius has reason to believe based on good grounds and assessed in good faith that a breach of this Section 14.2 by Ypsomed or its Affiliates has occurred or may occur, Radius is entitled to audit Ypsomed and its Affiliates, which will fully cooperate in connection with any such audit. Ypsomed will promptly notify Radius in the event of any government investigation or inquiry related to compliance with anti-corruption or anti-bribery laws and will allow Radius to participate in the event it relates to services under this Agreement.
Each Party will notify the other Party immediately upon becoming aware of any breach of its obligations under this Section 14.2. Breach of this Section 14.2 shall be deemed a material breach and shall allow the non-breaching Party to terminate this Agreement pursuant to Section 23.2.
15.    Quality Management System

15.1
Ypsomed shall (i) maintain a quality management system, (ii) develop the Component Sets and (iii) generate and maintain the compilation of records of the manufacture, testing, processing, packaging, labeling, and storage of the Component Sets in accordance with the Quality Agreement. Reference is made to Section 26.7 for the language of such records.

15.2
Ypsomed will participate in and support Radius in all required actions in respect of Radius’s medical device vigilance systems, including, without limitation, support in respect of initial reporting and corrective action, as set out in the Quality Agreement or required by law.

15.3
Ypsomed shall allow Radius (and, if requested by Radius, its notified body) to audit Ypsomed’s manufacturing facilities to assure compliance with this Agreement, including the Quality Agreement. In the event of a routine audit, the notice period shall be minimum sixty (60) days. The Parties shall agree upon the subjects and procedures in a timely manner before the audit. Further details of such audits are set out in the Quality Agreement. Audits may take place every two (2) years after market launch at most. In case Radius wishes to conduct more routine audits than those permitted under the prior sentence, Radius shall pay the reasonable costs incurred by Ypsomed for any such additional routine audit. Ypsomed shall permit Radius to conduct additional for-cause audits, as necessary, i.e., audits that focus on the cause(s) of a specific problem regarding Ypsomed's performance under this Agreement. Ypsomed agrees to cooperate with any inspection of Radius's facilities by Authorities,

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested Under 17 C.F.R. §§ 200.80(b)(4) and 240-24b-2

Supply Agreement between Radius Health, Inc. and Ypsomed AG

as far as such regulatory inspection is required to apply for and/or maintain Authorizations.

15.4
Any costs and expenses incurred by Radius in respect of audits pursuant to Section 15.3 shall be borne by Radius itself. Subject to Section 15.3, Ypsomed shall bear its own costs and expenses in respect of such audits. All information obtained by Radius in any audit (including, without limitation, the findings and results related thereto but excluding all Confidential Information of Radius) shall be deemed to be Ypsomed’s Confidential Information that may not be shared with any third parties, except as required by law or by an Authority or court of competent jurisdiction or as otherwise permitted under this Agreement (which permitted uses include, for clarity, use in regulatory filings for Authorizations, provided however that Radius shall not be authorized to [*]).

16.    Authorizations

16.1
Radius shall be solely responsible for applying for Authorizations for the BA058 Device and shall be the sole owner of such Authorizations in the Territory. The costs for such applications and Authorizations shall be borne by Radius. Radius shall be responsible for all communications with Authorities.

16.2
For the purposes of Sections 16.3 and 16.4, Radius shall use reasonable efforts to notify Ypsomed in a timely manner about its application schedule for Authorizations and any updates thereto. Radius shall use reasonable efforts to regularly inform Ypsomed about the expected times for obtaining the Authorizations and notify Ypsomed in writing about any Authorizations obtained.

16.3
Ypsomed shall use reasonable efforts to provide Radius or, at Radius' request, Authorities in the Territory with any data and information (in English, at no additional cost to Radius) relating to Ypsomed's performance under this Agreement, which is necessary to apply for and/or maintain Authorizations in the Territory.

16.4	Ypsomed agrees to cooperate with any inspection of Ypsomed's facilities by Authorities, as far as such regulatory inspection is required to apply for and/or maintain Authorizations.

16.5
Any provision in this Agreement, including, without limitation, in the Quality Agreement (Appendix 3), giving Radius the right to access, control, check or receive documents from Ypsomed or to visit or audit Ypsomed’s premises, shall be interpreted as covering all necessary documents and information relevant to the Components but excluding trade, operating and/or business secrets of Ypsomed and/or its subcontractors. If documents or information containing such trade, operating and business secrets are required for (i) Radius' certification by an Authority, (ii) applying for and/or maintaining Authorizations in the Territory, (iii) risk evaluation by an Authority or (iv) market surveillance by an Authority, the document or information will be disclosed only to the relevant Authority. Ypsomed shall inform Radius of any information directly submitted to Authorities, and Ypsomed shall be responsible for any updates and annual reports required by such Authorities in respect of such information.

16.6
Ypsomed shall bear all Ypsomed's costs in respect of Ypsomed's activities of providing data and information as set out in Section 16.3, Section 16.4 and Section 16.5, provided such costs are administrative costs of Ypsomed. To the extent such costs are not administrative costs (e.g., costs for the undertaking of further technical studies, tests or experiments, costs for translation of or costs for compiling additional

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested Under 17 C.F.R. §§ 200.80(b)(4) and 240-24b-2

Supply Agreement between Radius Health, Inc. and Ypsomed AG

documents), Radius shall pay the respective costs, except as otherwise agreed upon in writing. For one (1) regulatory inspection every two years pursuant to Section 16.4, Ypsomed shall bear its own costs. Radius shall pay the reasonable costs incurred by Ypsomed for regulatory inspections under Section 16.4 in excess of one (1) every two years, except if such inspection is for-cause.
17.    Patient Complaints and Recalls

17.1	As between the Parties, Radius shall have the sole responsibility for resolving patient complaints and for handling incidents and recalls in respect of the BA058 Device.

17.2
All patient complaints in respect of the BA058 Device will be evaluated initially by Radius. In case of any complaint requiring a technical investigation, Radius shall forward the complaint and the BA058 Device to Ypsomed. Ypsomed shall use best efforts to analyse the cause of any failure.

17.3
Ypsomed shall provide Radius with a report on any analysis under Section 17.2 in a timely manner, wherever practicable within twenty (20) working days from receipt of the complaint and the BA058 Device, if available. If the nature of the complaint is a potentially critical failure, Ypsomed shall provide an interim report as soon as reasonably possible and inform Radius regularly with an update of its progress in respect of the analysis.

17.4
In the event Radius intends to submit documents or information to any Authority with respect to specific processes performed solely at Ypsomed, when practicable, Radius shall inform Ypsomed about such intention in advance. If possible with respect to the timing, Ypsomed shall have a right to approve the submission in writing, such approval not to be withheld, delayed or conditioned unreasonably.

17.5
If Ypsomed is contacted by a patient or becomes aware of a complaint in respect of the Components through other means, Ypsomed shall forward the information without delay to Radius for Radius' evaluation and response.

17.6
If Radius plans a recall in respect of the BA058 Device, Radius shall notify Ypsomed promptly of the details regarding such recall, including, without limitation, providing copies of all relevant documentation concerning such recall in respect to the Components. As far as the Components are concerned, Ypsomed shall cooperate with Radius in any such recall, and provide relevant information in respect of Ypsomed's performance under this Agreement. All regulatory contacts that are made and all activities concerning such recall will be initiated and coordinated by Radius with Ypsomed’s involvement and assistance, as such assistance is reasonably requested by Radius.

18.    Intellectual Property Rights

18.1
Any and all Intellectual Property Rights in existence prior to the Effective Date or developed during the period of this Agreement but otherwise than in the course of performance of the Industrialization Project shall, as between the Parties, remain the sole and exclusive property of the Party that brings such rights to this Agreement.

18.2
Ypsomed shall be the sole and exclusive owner of any Intellectual Property Rights created or developed by or on behalf of either Party in conducting its activities under the Industrialization Project to the extent they relate to [*] including, without limitation, [*]. Ypsomed shall be solely entitled to legally protect these intangible rights and shall bear all related costs.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested Under 17 C.F.R. §§ 200.80(b)(4) and 240-24b-2

Supply Agreement between Radius Health, Inc. and Ypsomed AG

18.3
Radius shall be the sole and exclusive owner of any Intellectual Property Rights created or developed by or on behalf of either Party in conducting its activities under the Industrialization Project to the extent they relate to BA058. Radius shall be solely entitled to legally protect these intangible rights and shall bear all related costs.

18.4
Ypsomed grants to Radius a royalty-free and non-exclusive license in respect of the Ypsomed Intellectual Property Rights to the extent required for Radius to fulfil its rights and obligations under this Agreement, including use of the Components Sets for final assembly, and the use of BA058 Device for its promotion, marketing, offer to sell and/or distribution in the Territory, and for no other purpose whatsoever. The license shall not include the right to manufacture or have manufactured the Components nor any right to sub-license except to designees of Radius, as far as such license is required to conduct the assembly of the Component Set respectively into the BA058 Device, or for promotion, marketing, offer to sell and/or distribution activities in respect to the BA058 Device that will be conducted by such designees. The license shall not survive any expiration or termination of this Agreement, provided however that in case a permitted use set out hereunder outlasts the expiration or termination of this Agreements the license shall continue to be effective upon the expiration or termination of this Agreement for such particular use only. For avoidance of doubt, the license shall survive expiration or termination of this Agreement with respect to any and all Component Sets purchased as of the date of expiration or termination until such time as the resulting BA058 Devices have been sold or have expired.

18.5
Ypsomed has established a continuous standard patent surveillance in the Territory concerning the Components and the UnoPenTM. Under this Agreement Ypsomed shall continue to undertake its continuous standard patent surveillance in the Territory concerning the Components and the UnoPenTM. Ypsomed shall notify Radius in writing of patents of third parties it becomes aware of pursuant to its standard patent surveillance undertaken following the Effective Date of this Agreement that may reasonably adversely impact Radius’ use of the Components or Component Sets in the BA058 Device in accordance with this Agreement. According to Ypsomed’s assessment (of coverage and validity) and reasonable belief, as of the Effective Date, the use of the Components or Component Sets in the BA058 Device in accordance with this Agreement does not infringe the claims of any valid, enforceable third party patents with respect to the UnoPenTM.

18.6
In the event it is established that the Components or Component Sets in BA058 Device infringe such third party’s Intellectual Property Rights, the Parties shall mutually agree on the strategy to be followed which may contain one of the following actions: (i) Ypsomed shall redesign to avoid the infringement, at its own cost or (ii) Ypsomed shall procure to obtain a license from such third party for Radius at its own cost. If either of such actions turns out to be commercially impractical due to being a too heavy financial burden on Ypsomed, the Parties agree to discuss in good faith alternative solutions, [*].

19.    Disclaimer

19.1
Except as expressly set out in this Agreement in Sections 12 to 14, neither Party makes any warranties in respect of its activities under this Agreement, express or implied, including, without limitation, any implied warranty of merchantability or fitness for a particular purpose.

20.    Indemnity and Insurance

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested Under 17 C.F.R. §§ 200.80(b)(4) and 240-24b-2

Supply Agreement between Radius Health, Inc. and Ypsomed AG

20.1
Ypsomed agrees to indemnify, defend and hold harmless Radius, its Affiliates and its and their respective officers, directors, employees, subcontractors, and agents (collectively, the “Radius Indemnitees”) against any and all losses, damages, liabilities or expenses (including reasonable attorneys’ fees and other costs of defense) (collectively, “Losses”) in connection with any and all actions, suits, claims or demands that may be brought or instituted against any Radius Indemnitee by any third party to the extent they arise out of or relate to (a) breach of this Agreement by Ypsomed, including any warranty contained herein, or (b) an Ypsomed Indemnitees’ negligence or willful misconduct in performing obligations under this Agreement, except to the extent that such Losses are within the scope of the indemnification obligation of Radius under Section 20.2 (a), (b) or (c).

20.2
Radius agrees to indemnify, defend and hold harmless Ypsomed, its Affiliates and its and their respective officers, directors, employees, subcontractors, and agents (collectively, the “Ypsomed Indemnitees”) against any and all Losses in connection with any and all actions, suits, claims or demands that may be brought or instituted against any Ypsomed Indemnitee by any third party to the extent they arise out of or relate to (a) the use of the Component Set (except to the extent that such Losses are within the scope of the indemnification obligation of Ypsomed under Section 20.1(a) or (b)), (b) any breach of this Agreement by Radius, or (c) any Radius Indemnitees’ negligence or willful misconduct in performing obligations under this Agreement.

20.3	Each Party agrees that if it is notified by a third party of any claim or potential claim that may give rise to a right of indemnification pursuant to Section 20.1 or Section 20.2, it shall

a)	forthwith inform the other Party of such claim or potential claim;

b)	take all reasonable steps to prevent judgment by fault or by default being granted in favor of the third party;

c)	ensure that the other Party is given the right to conduct proper consultations with the third party in relation to the claim or potential claim; and

d)	if appropriate, allow the other party to join in the defense (including, without limitation, settlement, litigation or appeal) of any claim.

20.4
The obligation to indemnify the other Party as set out in Sections 20.1 and 20.2 are subject to Section 21.1 and 21.2 below and shall be limited to damages, losses, liabilities and costs resulting from actions, proceedings or claims notified in writing to the other Party pursuant to Section 20.3 during the term of this Agreement or within four (4) years after termination or expiration of this Agreement.

20.5
Both Parties shall obtain and maintain for the duration of this Agreement and a period of five (5) years thereafter comprehensive liability insurance and other insurance all in amounts and with coverage as required by the jurisdictions in which they operate or as necessary to cover their obligations pursuant to this Agreement. Each Party shall, within ten (10) days of any request from the other Party, provide copies of its insurance policies to the other Party evidencing compliance with this Section.

21.    Limitation of Liability

21.1
In no event however, to the extent permitted by the applicable law, shall either Party be liable to the other Party, under this Agreement, in contract, tort (including negligence) or other-wise howsoever, and whatever the cause thereof, for lost profits, goodwill, the cost of BA058 or for

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested Under 17 C.F.R. §§ 200.80(b)(4) and 240-24b-2

Supply Agreement between Radius Health, Inc. and Ypsomed AG

any consequential or indirect damages. This limitation shall apply even where a Party has been advised of the possibility of such damage and notwithstanding the failure of the essential purpose of any limited remedy stated herein.

21.2
However, to the extent permitted by applicable laws and subject to the provisions of this Section 21.2, either party’s liability under this Agreement shall be limited to an amount of [*] in any given year, provided, however that such limitation shall not apply with respect to any claim arising from the gross negligence or willful misconduct of such Party.

21.3	The Parties shall each be obliged to mitigate damages.
22.    Confidentiality

22.1
It is understood between the Parties that the existing secrecy undertakings, as stipulated in the Confidentiality Agreement have been and shall remain in force with respect to information exchanged thereunder, provided, however, that the period of confidentiality set forth in Section 7(c) of the Confidentiality Agreement shall be extended in duration for five (5) years following the expiration or termination of this Agreement. During the term of this Agreement the Parties may exchange Confidential Information. As used in this Agreement, “Confidential Information” means any scientific, technical, trade or business information, material or data which is given by one Party or its Affiliates or their respective employees or representatives to the other under this Agreement, and which is treated by the disclosing Party as confidential or proprietary or a trade secret, or which is developed by one Party for the other under the terms of this Agreement.

22.2
During the term of this Agreement and thereafter, neither Party nor its employees shall disclose or divulge or use any Confidential Information it may obtain or may have acquired from the other Party in respect of this Agreement or any performance hereunder except as expressly permitted herein. A Party may disclose Confidential Information of the other Party to (a) its Affiliates, and to its and their directors, employees, consultants, and designees or subcontractors in each case who have a specific need to know such Confidential Information and who are bound by a like obligation of confidentiality and restriction on use, and subject to Section 5, and (b) the extent such disclosure is required to comply with Applicable Law or the rules of any stock exchange (including NASDAQ) or to defend or prosecute litigation; provided, however, that the recipient provides prior written notice of such disclosure to the discloser and takes reasonable and lawful actions to avoid such disclosure or minimize the degree of such disclosure, including upon the discloser’s request, seeking confidential treatment of such Confidential Information. Moreover, Radius may disclose, in each case upon the express prior written consent of Ypsomed only, Confidential Information of Ypsomed relating to the development and/or manufacture of BA058 to entities with whom Radius has (or may have) a marketing and/or development collaboration (with the exclusion of all such entities being a bona fide direct competitor of Ypsomed) or to bona fide actual or prospective underwriters, investors, lenders or other financing sources or to potential acquirors of the business to which this Agreement relates, and who in each case have a specific need to know such Confidential Information and who are bound by a like obligation of confidentiality and restrictions on use and for whom Radius shall be liable for any breach of any obligations hereunder.

22.3	Radius agrees not to use Confidential Information disclosed by Ypsomed for any purpose other than conducting the Industrialization Project and as otherwise

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested Under 17 C.F.R. §§ 200.80(b)(4) and 240-24b-2

Supply Agreement between Radius Health, Inc. and Ypsomed AG

permitted under this Agreement, including, without limitation, not to analyze, characterize, modify or reverse engineer any Confidential Information disclosed by Ypsomed or take any action to determine the structure or composition of any Confidential Information disclosed by Ypsomed unless required to perform its obligations or exercise its rights hereunder.

22.4
The receiving Party agrees that any disclosure of Confidential Information will be made only to employees, agents or designees of the receiving Party on a need to know basis; provided that (i) employees, agents or designees are bound by written agreements to maintain in confidence and not use the confidential information under terms at least as restrictive as the terms of this Agreement, and (ii) the receiving Party shall remain liable for any breach by its respective employees, agents or designees of any obligations hereunder

22.5	The foregoing obligations of confidentiality shall not apply to information that the receiving Party can prove by competent written proof:

a)	was known to the receiving Party prior to its receipt from the disclosing Party other than through disclosure under the Confidentiality Agreement, or

b)	is publicly available prior to receipt from the disclosing Party or subsequently becomes publicly available through no fault of the receiving Party, or

c)	is obtained by the receiving Party from a third party who is not under an obligation of confidentiality and has a lawful right to make such disclosures, or

d)	is independently developed by or for the receiving Party without use of the disclosing Party’s confidential information.
23.    Term and Termination

23.1
The term of this Agreement shall commence on the Effective Date and, subject to earlier termination under Sections 23.2 through 23.5 and Section 4.7, this Agreement shall continue in full force and effect from the Effective Date to the beginning of the first Business Year and then, subsequently, for three (3) Business Years. The combination of these two time periods shall be deemed the "Initial Term". The Agreement shall be automatically renewed for successive two (2) year periods ("Subsequent Terms") unless either Party terminates this Agreement by eighteen (18) months' written notice to the other Party prior to the expiration of the Initial Term or any Subsequent Term, as applicable. Eighteen (18) months before expiration of this Agreement, the Parties shall undertake to facilitate the phase out and wind down of the supply.

23.2
This Agreement may be terminated by either Party effective upon thirty (30) days’ written notice to the other Party in the event of material breach of this Agreement by the other Party, unless the other Party remedies such material breach within such thirty (30) day period.

23.3
This Agreement may be terminated by either Party effective immediately upon written notice to the other Party (i) upon the institution by or against the other Party of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of the other Party’s debts, unless such other Party timely contests such proceedings, (ii) upon the other Party’s making an arrangement for the benefit of creditors, or (iii) upon the other Party’s dissolution or cessation of business.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested Under 17 C.F.R. §§ 200.80(b)(4) and 240-24b-2

Supply Agreement between Radius Health, Inc. and Ypsomed AG

23.4
This Agreement may be terminated by either Party effective upon thirty (30) days’ written notice to the other Party in the event of a change of control of the other Party, (i) where such change of control of Ypsomed could reasonably be expected to adversely affect Radius' rights under this Agreement or (ii) where such change of control of Radius could reasonably be expected to adversely affect Ypsomed's rights under this Agreement, i.e., if such controlling party is a bona fide direct competitor of Radius in the event of (i) or if such controlling party is a bona fide direct competitor of Ypsomed (i.e., a manufacturer of injectable pen devices) in the event of (ii). For the purposes of this Section 23.3, the term "control" shall have the same meaning as set out in Section 1 in respect of Affiliates.

23.5	This Agreement may be terminated by Radius, upon thirty (30) days’ written notice to Ypsomed, in the event Radius is unable to obtain Authorization, or an Authorization is revoked.
24.    Effects of Termination or Expiration

24.1
Termination or expiration of this Agreement shall not relieve either Party of any obligation accruing prior to such termination or expiration, including, without limitation, any breach of such obligation, or from any surviving obligation under this Agreement.

24.2
Each Party shall return or destroy all documents and materials in its possession that contain Confidential Information of the other Party within thirty (30) days after termination or expiration of this Agreement. The receiving Party may retain one copy of documents and materials which contain the disclosing Party's Confidential Information for the purpose of verifying the receiving Party's compliance with its obligations under this Agreement but for no other purpose whatsoever.

24.3
Sections 1, 7, 10, 11, 12, 13, 14, 17, 18, 19, 20, 21, 22, 24, 26.4, 26.5, 26.7 and 27 and any other provision in the Appendices which is expressly or by implication intended to continue in force after termination or expiration shall survive termination or expiration of this Agreement.

24.4
In the event of termination of this Agreement prior to the Delivery Start Date, Radius shall indemnify Ypsomed as set forth in Appendix 1, unless such termination is duly made by Radius in accordance with Section 23.2, Section 23.3 or Section 23.4.

24.5
In the event of termination of this Agreement by Radius pursuant to Section 23.5, Radius shall pay Ypsomed within thirty (30) days after termination, subject to the provisions of Section 7.2, as follows:

a)
the Purchase Price per Component Set not ordered of the (pro rata) minimum purchase quantity applicable for the period beginning with the first day of the Initial Term up to the date such termination becomes effective.

b)
for any inventory of raw materials, individual parts, work-in-process, Components, as the case may be, reasonably manufactured or acquired by Ypsomed in respect of its performance under this Agreement, which can no longer be used by Ypsomed under this Agreement or otherwise.

c.)	Upon Radius’s request, Ypsomed shall, at Radius’ reasonable and actual documented costs destroy such remaining inventory, which cannot be used.

24.6	Ypsomed will, upon receipt of a termination notice from Radius, promptly cease performance of the applicable services and will take all reasonable steps to mitigate

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested Under 17 C.F.R. §§ 200.80(b)(4) and 240-24b-2

Supply Agreement between Radius Health, Inc. and Ypsomed AG

the out-of-pocket expenses incurred in connection therewith and perform only those services and activities being necessary.
25.    Force Majeure

25.1
Neither Party shall lose any rights hereunder or be liable to the other Party for damages or losses on account of failure of performance by the defaulting Party if the failure is occasioned by war, strike, acts of terrorism, fire, acts of god, earthquake, flood, lockout, embargo, governmental acts or orders or restrictions or any other reason where failure to perform is beyond the reasonable control of and could not reasonably have been expected to occur by the defaulting Party and such Party has exerted all reasonable efforts to avoid or remedy such force majeure.

26.    Miscellaneous

26.1
Entire Agreement. This Agreement sets forth the entire agreement and understanding of the Parties in respect of the subject matter hereof, and supersedes all prior discussions, agreements and writings relating thereto.

26.2
Independent Contractors. The relationship of the Parties hereto is that of independent contractors. The Parties are not deemed to be agents or partners nor are they engaged in a joint venture for any purpose as a result of this Agreement or the transactions contemplated herein.

26.3
Assignment. Except as otherwise expressly provided herein, the Parties agree that their rights and obligations under this Agreement shall not be delegated, transferred or assigned to a third party without the prior written consent of the other Party; provided either Party may assign this Agreement or parts thereof to its Affiliates, or subject to Section 23.3 to a successor-in-interest to all or substantially all of the assets to which this Agreement relates, without the other Party's consent. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and assigns.

26.4
Severability, Waiver. In the event that any provisions of this Agreement are determined to be invalid or unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect without said provision. The Parties shall in good faith negotiate a substitute clause for any provision declared invalid or unenforceable, which shall most nearly approximate the intent of the Parties in entering this Agreement. The failure of a Party to enforce any provision of this Agreement shall not be construed to be a waiver of the right of such Party to thereafter enforce that provision or any other provision or right.

26.5
Notices. Any required notices hereunder shall be given in writing and sent by facsimile or priority mail to the address of each Party below, or to such other address as either Party may substitute by written notice.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested Under 17 C.F.R. §§ 200.80(b)(4) and 240-24b-2

Supply Agreement between Radius Health, Inc. and Ypsomed AG

If to Radius:
Radius Health, Inc.
4 Gatehall Dr.
2nd Floor
Parsippany, NJ 07054
USA

Attention: Executive Director, Technical Operations
Fax: xxx xxx xxxx
With a copy to:     General Counsel
Radius Health, Inc.
950 Winter Street
Waltham, MA 02451
USA
Fax: xxx xxx xxxx

If to Ypsomed:
Ypsomed AG
Brunnmattstrasse 6
CH-3401 Burgdorf
Switzerland
Attention: General Counsel
Fax: +xx xx xxxx xx xx
With a copy to:
Attention: Product and Account Manager Radius
Fax: +xx xx xxx xx xx
Either Party may change its address for communications by a notice to the other Party in accordance with the terms of this Section 26.5.

26.6
No Use of Name. Neither Radius nor Ypsomed shall be permitted to use the name of the other Party in any publicity, advertising or public announcement concerning this Agreement or the subject matter hereof without the prior express written consent of the other Party except to the extent required by law. As soon as the BA058 Device is available in the market or used in clinical trials, (1) Ypsomed shall be allowed to mention Radius in its list of clients and to show the components and the BA058 Device (assembled with a cartridge of placebo) in trade fairs, exhibitions and publications and (2) Radius shall be allowed to mention Ypsomed in its list of suppliers and to show the Components and the BA058 Device (assembled with a cartridge of placebo) in exhibitions, presentations and publications.

26.7
English Language. This Agreement has been prepared in the English language and the English language shall control its interpretation. All notices required or permitted to be given hereunder, and all written or other communications between the Parties regarding this Agreement or pursuant to this Agreement, shall be in the English language, unless otherwise stated herein. Radius acknowledges that parts of the technical and quality documentation for the Component Sets and the documentation of Ypsomed's business activities are in the German language. Ypsomed shall provide translations of German documents into English at Radius’ cost and request.

27.    Arbitration and Governing Law

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested Under 17 C.F.R. §§ 200.80(b)(4) and 240-24b-2

Supply Agreement between Radius Health, Inc. and Ypsomed AG

27.1
All disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules. The arbitration shall be conducted in Frankfurt, Germany. The proceedings shall be conducted in English.

27.2
This Agreement and any dispute arising therefrom shall be governed by and construed in accordance with the laws of Germany, regardless of the conflict of laws principles of that or any other jurisdiction.

27.3
The UN Convention on Contracts for the International Sale of Goods is not applicable to this Agreement nor to purchase orders and deliveries based thereon. General terms of sale of Ypsomed and general order terms or purchase terms of Radius are not applicable to this Agreement nor to orders of Component Sets based hereon.

In witness whereof, Radius and Ypsomed have executed this Agreement in two originals, one for each Party, by their respective duly authorized representatives.

Radius Health, Inc.		Ypsomed AG
Date:	06 June 2016	Date:	23 June 2016
By:	/s/ Gregory C. Williams	By:	/s/ Ulrike Bauer
Print Name:	Gregory C. Williams PhD MBA	Print Name:	Ulrike Bauer
Title:	Chief Development Officer	Title:	SVP Marketing & Sales Delivery Systems
By:	/s/ David C. Hanley	By:	/s/ Frank Mengis
Print Name:	David C. Hanley PhD	Print Name:	Frank Mengis
Title:	Executive Director	Title:	COO

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested Under 17 C.F.R. §§ 200.80(b)(4) and 240-24b-2

Supply Agreement between Radius Health, Inc. and Ypsomed AG

Appendix 1
Industrialization Project

1.	Customer-Specific Activities and Approximate Due Dates

In case one approximate due date is adjusted, the subsequent approximate due dates are automatically adjusted as well. Where both Parties are mentioned as the responsible Party, the first Party listed shall have the lead.

	Main Activity	Responsible Party	Approximate due date (in each case end of the week)
M10	Start of commercial readiness phase	Radius / YPS	[*]
M11	Process Validation Summary Report completed and supply of first commercial batch	YPS	[*]
M12	Project finalization report / Transfer to product care team	YPS	[*]

2.	Costs

Description	Costs in CHF
Costs for Industrialization	[*]
Payment terms are as set forth under Section 6 of the Agreement

3.	Invoicing Schedule

Milestone	Value in CHF
M10	[*]
Completion of M11	[*]
Completion of M12	[*]
Total:	[*]
If the Industrialization Project is terminated by Radius for whatever reason prior to Delivery Start Date other than Ypsomed’s gross negligence, willful misconduct or breach of the terms of this Agreement, Radius will pay Ypsomed (i) the reasonable and actual documented costs for the Industrialization Project incurred by Ypsomed up to termination date, (ii) for any inventory of raw materials, individual parts, work-in-process, Component Sets, as the case may be, manufactured or acquired by Ypsomed in respect of its performance under this Agreement, which can no longer be used by Ypsomed under this Agreement or otherwise or which are documented and acknowledged by Radius to be not cancellable until such termination (including specific investments if applicable) and (iii) reasonable and actual documented wind down cost; such costs being dependent on the status of the project, as a direct payment in accordance with the provisions of Section 7.2.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested Under 17 C.F.R. §§ 200.80(b)(4) and 240-24b-2

Supply Agreement between Radius Health, Inc. and Ypsomed AG

Radius Health, Inc.		Ypsomed AG
Date:	06 June 2016	Date:	23 June 2016
By:	/s/ Gregory C. Williams	By:	/s/ Ulrike Bauer
Print Name:	Gregory C. Williams	Print Name:	Ulrike Bauer
Title:	Chief Development Officer	Title:	SVP Marketing & Sales Delivery Systems
By:	/s/ David C. Hanley	By:	/s/ Frank Mengis
Print Name:	David C. Hanley PhD	Print Name:	Frank Mengis
Title:	Executive Director	Title:	COO

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested Under 17 C.F.R. §§ 200.80(b)(4) and 240-24b-2

Supply Agreement between Radius Health, Inc. and Ypsomed AG

Appendix 2
Specifications for Components and Component Set

The Specifications for the Components and Component Sets will be developed during the Development Project and will be agreed on by both Parties. They will be kept in the Design History File (DHF), which will be maintained at Ypsomed's premises. A copy will be provided to Radius upon request.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested Under 17 C.F.R. §§ 200.80(b)(4) and 240-24b-2

Supply Agreement between Radius Health, Inc. and Ypsomed AG

Appendix 3
Commercial Terms

1.	Capacity Contribution & Start-Up Delivery

1.1
Ypsomed will invest in the entire production infrastructure required to produce the UnoPenTM including high-cavity tooling, fully automatic assembly and printing equipment. Ypsomed will adapt the capacity based on customer demand. To provide a certain capacity a volume dependent one-time capacity contribution fee of [*] per [*] devices (Component Sets) annual capacity is charged to Radius. This fee is to be paid within 30 days from the Effective Date or within 30 days of the date of the invoice, whichever is later, subject to the provisions of Section 7.2.

2.	Forecast, Purchase Orders and Minimum Purchase Quantities

2.1
Commencing on the Effective Date, and before January 1 of each year thereafter, Radius shall provide Ypsomed with a written forecast, for each calendar year (or part thereof) of Radius’ estimated quarterly requirements for Component Sets for the following [*] (the "Long Range Forecast"). Such Long Range Forecasts will be for planning purposes only.

2.2
Commencing on Effective Date and on or before each January 1, April 1, July 1 and October 1 thereafter, Radius shall provide Ypsomed with a written [*]forecast of Radius’s estimated [*] requirements for Component Sets (the "Rolling Forecast"). The forecast period shall start at the [*] following the provision of each Rolling Forecast to Ypsomed. Such Rolling Forecasts shall include binding and non-binding periods. The first [*] shall be binding and the remaining [*] are non-binding. [*]. Purchase orders will be issued according to Section 2.4 below.

2.3	Radius shall use reasonable efforts to promptly inform Ypsomed if the number of Component Sets to be ordered will significantly deviate from the forecasted quantities.

2.4
Prior to each January 1, April 1, July 1 and October 1, Radius shall submit to Ypsomed its purchase orders for the Component Sets needed in the second quarter thereafter and in each case no later than ninety (90) days prior to the requested delivery date(s) specified in the purchase orders.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested Under 17 C.F.R. §§ 200.80(b)(4) and 240-24b-2

Supply Agreement between Radius Health, Inc. and Ypsomed AG

2.5	Minimum Purchase Quantities

Units	Minimum Purchase Quantities
Per purchase order	1 lot or a multiple of lots (for purposes of this Appendix 3, the lot size is assumed to be [*] Component Sets, however, if that changes, the calculations would change accordingly)
Minimum Quantities during Initial Term
[*] per Business Year; but cumulatively at least [*] Component Sets during the Initial Term.
All commercial batches of Component Sets ordered by Radius under this Supply Agreement, including Component Sets ordered prior to the beginning of the first Business Year, shall accrue toward the minimum cumulative volume commitment of [*] Component Sets during the Initial Term.

Following Business Years
Minimum purchase quantities for the Subsequent Terms shall be determined and mutually agreed upon by the Parties prior to the end of the Initial Term and of each Subsequent Term. If the Parties cannot agree on minimum purchase quantities for the following Subsequent Term prior to beginning of such Subsequent Term, Radius shall be obligated to purchase for each subsequent Business Year no less than the minimum annual average purchase quantity of the Initial Term.

3.    Purchase Price
The price per Component Set will be based on the total quantity forecast at the beginning of the applicable Business Year. For example, if the total quantity forecast for the current Business Year is for [*]batches comprising [*] Component Sets, the price for each Component Set ordered in that Business Year would be [*] CHF.

Within thirty (30) days after the end of each Business Year, Ypsomed will reconcile the actual total quantity ordered by Radius with the forecast total quantity at the beginning of the Business Year and; if applicable, will issue a debit or credit memo to Radius to reflect any change in the price based on the actual volume.

The price schedule is shown in the table below, subject to the price adjustment provisions of Section 4.6.

Annual Quantity of Component Sets	Unit Price per Component Set in CHF
≤[*]	[*]
[*] – [*]	[*]
[*] – [*]	[*]
≥ [*]	[*]

The Price includes the costs for bulk packaging (bulk packaging as set out in Appendix 2).

4.	Invoicing

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested Under 17 C.F.R. §§ 200.80(b)(4) and 240-24b-2

Supply Agreement between Radius Health, Inc. and Ypsomed AG

4.1
Ypsomed shall submit an invoice to Radius upon each Delivery of Component Sets. The term of payment for amounts, not disputed by Radius in good faith, is 30 days from the date of invoice in accordance with Section 7.2 of the Agreement.

Invoices should be sent to Radius via email (word or .pdf format acceptable) to:
invoices@radiuspharm.com

If email invoicing is not possible, invoices may be sent via mail to:

Radius Health, Inc.
950 Winter St.
Waltham, MA 02451
Attention: Accounts Payable

All invoices should include the Radius Purchase Order (“PO”) number to ensure prompt payment.

Upon Radius’ request, Ypsomed must complete vendor/supplier information forms required by law. These forms will be provided by Radius. The completed forms must be sent to invoices@radiuspharm.com.

5.	Delivery

5.1	Ypsomed shall deliver the Component Sets in accordance with the shipping procedures set out in the Specifications.

5.2	All Component Sets shall be delivered to Radius FCA Ypsomed's manufacturing facility in Switzerland (Incoterms 2010).

5.3	All Component Sets shall have a minimum shelf-life of [*] at the time of delivery to Radius. This minimum shelf-life requirement shall take precedence over any other minimum shelf-life specification.

Radius Health, Inc.		Ypsomed AG
Date:	06 June 2016	Date:	23 June 2016
By:	/s/ Gregory C. Williams	By:	/s/ Ulrike Bauer
Print Name:	Gregory C. Williams, Phd MBA	Print Name:	Ulrike Bauer
Title:	Chief Development Officer	Title:	SVP Marketing & Sales Delivery Systems
By:	/s/ David C. Hanley	By:	/s/ Frank Mengis
Print Name:	David C. Hanley	Print Name:	Frank Mengis
Title:	Executive Director	Title:	COO

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.